EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333-88842 of Ohio Legacy Corp on Form S-8 related to the Ohio Legacy Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, of our report dated April 3, 2008, appearing in the Annual Report on Form 10-KSB of Ohio Legacy Corp for the year ended December 31, 2007.

Crowe Chizek and Company LLC
Cleveland, Ohio
April 3, 2008